Exhibit (n)(l)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment to Registration Statement No. 333-258155 on Form N-2 of our reports dated March 14, 2024, relating to the consolidated financial statements, financial highlights and senior securities table of Apollo Debt Solutions BDC appearing in the Annual Report on Form 10-K of Apollo Debt Solutions BDC for the year ended December 31, 2023, and to the references to us under the headings “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firm” in the Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 2, 2024